Exhibit 99.1

Conn’s, Inc. Promotes Michael J. Poppe to COO and Hires Brian E. Taylor as CFO

BEAUMONT, Texas--(BUSINESS WIRE)--April 23, 2012--Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics, computers and lawn and garden products today announced that its Board of Directors promoted Michael J. Poppe to serve as the Company’s Executive Vice President and Chief Operating Officer, and appointed Brian E. Taylor to serve as the Company’s Vice President and Chief Financial Officer.

“Mike has been a key contributor to our success and I am looking forward to working with him as his role changes,” commented Theodore M. Wright, the Company’s Chairman and CEO. “We feel very fortunate to have someone of Brian’s caliber join the Company as we develop and strengthen our management team and prepare for the next phase of the Company’s growth.”

Mr. Poppe has served as Executive Vice President of the Company since June 1, 2010, and as Chief Financial Officer since February 1, 2008. In his new role, Mr. Poppe will be responsible for the Company’s credit and service operations, as well as the Company’s human resource and legal functions. Mr. Poppe served as the Company’s Controller, Assistant Chief Financial Officer and Assistant Treasurer from the time he joined the Company in September 2004 until February 1, 2008. Prior to his joining the Company, Mr. Poppe served in various accounting and finance management positions in public accounting at Arthur Andersen LLP and in automotive retail companies, including Vice President and Corporate Controller of Group 1 Automotive, Inc.

Mr. Taylor was appointed by the Company’s Board of Directors to the position of Vice President and Chief Financial Officer, effective April 23, 2012. Mr. Taylor will be primarily responsible for the Company’s accounting, treasury, internal audit and risk management functions. Mr. Taylor has over 25 years of experience with growing, publicly-traded companies. He most recently served as Finance Integration Manager for Schlumberger Limited, after its acquisition of Smith International, Inc. in 2010. From 1999 through 2010, he served in various financial management roles with Smith International, Inc., including Corporate Vice President and Controller. Mr. Taylor also spent two years at Camco International, Inc. as its Director of Corporate Accounting and Worldwide Controller. Mr. Taylor began his career at Arthur Andersen LLP, spending 10 years in its assurance practice. Mr. Taylor is a certified public accountant and obtained a B.S. in accounting from Louisiana State University.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 65 retail locations in Texas, Louisiana and Oklahoma: with 22 stores in the Houston area, 15 in the Dallas/Fort Worth Metroplex, seven in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:
  Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players and home theater products;
  Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories and mattresses; and
  Home office, including desktop, notebook, netbook and tablet computers, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 61%, including down payments, of its retail sales under its in-house financing plan.

CONN-G

CONTACT:

Conn’s, Inc., Beaumont
Mike Poppe, 409-832-1696 Ext. 3294
Chief Operating Officer
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400